Exhibit 99.1

First BanCorp Reports Financial Results for the Quarter and Year Ended December 31, 2011

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--February 1, 2012--First BanCorp (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net loss of $14.8 million for the fourth quarter of 2011, compared to a net loss of $24.0 million for the third quarter of 2011 and a net loss of $251.4 million for the fourth quarter of 2010. For the year ended December 31, 2011, the Corporation reported a net loss of $82.2 million compared to a net loss of $524.3 million for full year 2010.

2011 Fourth Quarter Highlights Compared with 2011 Third Quarter:

  Significantly Strengthened Capital Position after Completion of Capital Raise and Conversion of TARP Preferred Stock:
    Completion on October 7, 2011, of a $525 million capital raise and the conversion of 424,174 shares of the Series G Preferred Stock, held by the U.S. Treasury, into 32.9 million shares of common stock.
    Issuance of an additional $3.3 million of capital in a rights offering completed on December 8, 2011.
    Increase in total common equity of $819.5 million, to $1.4 billion as of December 31, 2011.
    Total capital, Tier 1 capital and Leverage ratios of the Corporation of 17.12%, 15.79% and 11.91%, respectively, up from 12.39%, 11.07% and 8.41%, respectively, for the previous quarter.
    Total capital, Tier 1 capital and Leverage ratios of the Corporation’s wholly owned banking subsidiary, FirstBank of 16.58%, 15.25% and 11.52%, respectively, up from 12.15%, 10.84%, and 8.24%, respectively, for the previous quarter. All of the capital ratios are above the minimum required under the Consent Order with the FDIC.
    12.96% Tier 1 common risk-based capital ratio, up from 4.79%.
    10.25% tangible common equity ratio, up from 3.84%.
  Growth in Net Interest Income and Margin:
    Net interest income, excluding fair value adjustments, increased $3.5 million.
    Net interest margin, excluding fair value adjustments, up 17 basis points to 2.99%. The increase in net interest income and margin primarily reflects the reduction of excess liquidity to pay down borrowings (brokered CDs and FHLB advances), the restructuring of certain repurchase agreements and the reduction in the average cost of core deposits.
  Continued Improvement in Credit Quality:
    Provision for loan and lease losses decreased for the fourth consecutive quarter, a decrease of $4.5 million to $42.0 million.
    The level of non-performing loans decreased for the seventh consecutive quarter, the decline from the third quarter of 2011 was $45.7 million to $1.14 billion.
    Inflows of non-performing loans for almost all major loan categories declined from the third quarter.
    Net charge-offs remained relatively flat at $67.8 million. Net charge-offs for commercial and construction loans were primarily related to reserves established in prior periods.
  Increase of $2.9 million in Non-Interest Expenses:
    A $1.8 million non-recurring write-down to the value of REO properties optioned during the fourth quarter as part of a special auction sponsored by the Bank intended to achieve reductions in REO operational costs in the immediate future.
    A $1.7 million increase in directors’ fees associated with the election of new directors to the Corporation’s Board of Directors in the fourth quarter.
    A $1.2 million decrease in the deposit insurance premium resulting from the Bank’s improved capital position.
  Decrease of $2.6 million in the Income Tax Expense:
    Previous quarter included a $3.2 million charge related to Uncertain Tax Positions and related accrued interest.
  Growth of $51.2 million, or 1%, in core deposits, reflecting increases in retail and commercial demand deposits, as well as in money market accounts.

  Consumer and Residential mortgage loan originations for the fourth quarter amounted to $163.0 million and $160.1 million, respectively, an increase of 10% and 8%, respectively, compared to the third quarter.
  Total assets of $13.1 billion, a decrease of $348.3 million since the end of the third quarter and a $2.5 billion decrease for full year 2011, consistent with the continuing process of optimizing the balance sheet.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented, “Fourth quarter results capped another challenging year for First BanCorp, and represents the beginning of a new stage in the execution of our strategic plan with a total focus on returning our franchise to profitability and improving our risk profile. The hard work and progress we are making in advancing key operating strategies is evident. During 2011 we fortified our capital base, in particular our level of common equity, and ended the year with strong regulatory capital and very strong common equity capital ratios. The quality of our deposit base improved in 2011 with a $365.8 million, or 7%, growth in core deposits and a $2.5 billion, or 40%, decrease in brokered CDs. We are optimistic with the momentum in growing retail and commercial deposits and services, resulting from our cross-selling strategies and the offering of innovative products. Deposit customers grew 19.8% during 2011 and our client base exceeds 650,000 retail and commercial customers. Our strong second position in loans market share in Puerto Rico and brand recognition provide opportunities for additional deposit growth and cross-selling opportunities. The Corporation’s credit-risk profile improved as total non-performing assets decreased $224.4 million, or 14%, during 2011, total net charge-offs decreased $314.2 million, or 52%, and our exposure to construction lending decreased 52%. Even so, some of our credit quality performance metrics remain elevated and we will continue to aggressively address our credit issues in a still challenging economic environment.”

Mr. Alemán continued, “Despite the de-leveraging initiatives completed during 2011, the net interest margin improved during the year through the pay down of high-cost borrowings, the growth and re-pricing of lower cost core deposits, the restructuring of certain repurchase agreements, targeted loan pricing opportunities and reduction of non-performing loans. The increase in the net interest margin in 2011, together with a disciplined cost control strategy that was reflected in a $28.1 million, or 8%, decrease in non-interest expenses, consistent improvements in our credit quality that led to decreasing loan loss provisioning expense, and the achievement of strong capital levels were key achievements that positioned us on an accelerated path to return to profitability. Efficiency improvements were also achieved with the establishment of a new Service Center, investment in technology infrastructure and further developments in internet banking and new products.”

“Generating appropriate returns while reducing risk for our shareholders is our key objective. We are determined to continue making selective investments in initiatives to achieve profitability, take advantage of opportunities to increase our consumer, auto and commercial market share, remain disciplined in our loan and deposit pricing, deliver tailored banking products to increase our consumer households and commercial relationships, and continue working to improve operating efficiency and reduce expenses,” concluded Mr. Alemán.

The following table provides details with respect to the calculation of earnings (loss) per common share for the quarters ended December 31, 2011, September 30, 2011 and December 31, 2010 and for the years ended December 31, 2011 and 2010:

(In thousands, except per share information)	Quarter Ended				Year Ended
	December 31,	September 30,	December 31,		December 31,	December 31,
	2011	2011	2010		2011	2010

Net loss	$(14,842)	$(24,046)	$(251,436)		$(82,232)	$(524,308)
Cumulative non-convertible preferred stock dividends (Series F)	-	-	-		-	(11,618)
Cumulative convertible preferred stock dividend (Series G)	(997)	(5,302)	(5,302)		(16,903)	(9,485)
Preferred stock discount accretion (Series G and F) (1)	(145)	(1,795)	(13,133)		(5,634)	(17,143)
Favorable impact from issuing common stock in exchange for Series G preferred stock, net of issuance costs (2)	277,995	-	-		277,995	-
Favorable impact from issuing common stock in exchange for Series A through E preferred stock, net of issuance costs (3)	-	-	-		-	385,387
Favorable impact from issuing Series G mandatorily convertible preferred stock in exchange for Series F preferred stock (4)	-	-	-		-	55,122

Net income (loss) attributable to common stockholders - basic	$262,011	$(31,143)	$(269,871)		$173,226	$(122,045)
Convertible preferred stock dividends and accretion	1,142	-	-		22,537	-
Net income (loss) attributable to common stockholders - diluted	$263,153	$(31,143)	$(269,871)		$195,763	$(122,045)

Average common shares outstanding	192,546	21,303	21,303		64,466	11,310
Average potential common shares	2,195	-	-		25,192	-
Average common shares outstanding - assuming dilution	194,741	21,303	21,303		89,658	11,310

Basic earnings (loss) per common share	$1.36	$(1.46)	$(12.67)		$2.69	$(10.79)
Diluted earnings (loss) per common share	$1.35 (5)	$(1.46)	$(12.67)	(6)	$2.18 (5)	$(10.79)	(7)

(1) Includes a non-cash adjustments of $0.2 million for the year ended December 31, 2011 and of $11.3 million for the quarter and year ended December 31, 2010 as an acceleration of the Series G preferred stock discount accretion pursuant to amendments to the exchange agreement with the U.S. Treasury, the sole holder of the Series G Preferred Stock.

(2) Excess of carrying amount of the Series G Preferred Stock exchanged over the fair value of new common shares issued in the fourth quarter of 2011.

(3) Excess of carrying amount of Series A through E preferred stock exchanged over the fair value of new common shares issued in the third quarter of 2010.

(4) Excess of carrying amount of Series F preferred stock exchanged and original warrant over the fair value of Series G preferred stock issued in the third quarter of 2010 and amended warrant.

(5) For the quarter and year ended December 31, 2011, the diluted (loss) per share, excluding the one-time favorable impact of $278.0 million from issuing common stock in exchange for the Series G Preferred Stock, held by the U.S. Treasury, was $(0.08) and $(1.63), respectively.

(6) For the quarter ended December 31, 2010, the diluted (loss) per share, excluding the $102.9 million charge associated with loans transferred to held for sale was $(7.84).

(7) For the year ended December 31, 2010, the diluted (loss) per share, excluding the $102.9 million charge associated with loans transferred to held for sale and excluding the one-time favorable impact of $440.5 million from issuing common stock in exchange for Series A through E preferred stock and from issuing the Series G preferred stock and amended warrant in exchange for the Series F preferred stock was $(40.64).

In connection with the conversion of the Series G Preferred Stock held by the U.S. Treasury into common shares at a discount, completed on October 7, 2011, a one-time, non-cash increase to income available to common stockholders of $278 million was recognized in the fourth quarter of 2011. This non-cash increase in income available to common stockholders has no effect on the Corporation’s overall equity or its regulatory capital. As a result, the Corporation reported a net income attributable to common stockholders of $263.2 million, or $1.35 per common diluted share. This compared to a net loss attributable to common stockholders of $31.1 million, or $1.46 loss per common share, for the third quarter of 2011 and a net loss attributable to common stockholders of $269.9 million, or $12.67 loss per common share, for the fourth quarter of 2010. For the year ended December 31, 2011, the Corporation reported a net income attributable to common stockholders of $195.8 million, or $2.18 per common diluted share, compared with a net loss attributable to common stockholders of $122.0 million, or $10.79 loss per common share for the prior year.

This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

Earnings Highlights

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
Earnings (in thousands)
Net loss	$(14,842)	$(24,046)	$(14,924)	$(28,420)	$(251,436)
Net income (loss) attributable to common stockholders - basic	$262,011	$(31,143)	$(22,205)	$(35,437)	$(269,871)
Net income (loss) attributable to common stockholders - diluted	$263,153	$(31,143)	$(22,205)	$(35,437)	$(269,871)
Adjusted Pre-Tax, Pre-Provision Income (1)	$28,481	$29,056	$30,045	$41,965	$38,861

Common share data
Earnings (loss) per common share basic	$1.36	$(1.46)	$(1.04)	$(1.66)	$(12.67)
Earnings (loss) per common share diluted	$1.35	$(1.46)	$(1.04)	$(1.66)	$(12.67)

Financial ratios
Return on average assets	-0.43%	-0.69%	-0.41%	-0.75%	-6.16%
Return on average common equity	-4.77%	-21.33%	-14.77%	-23.42%	-120.42%
Total capital	17.12%	12.39%	12.40%	11.97%	12.02%
Tier 1 capital	15.79%	11.07%	11.08%	10.65%	10.73%
Leverage	11.91%	8.41%	8.04%	7.78%	7.57%
Tangible common equity (2)	10.25%	3.84%	3.84%	3.71%	3.80%
Tier 1 common equity to risk-weight assets (2)	12.96%	4.79%	4.93%	4.82%	5.01%
Net interest margin (3)	3.03%	2.86%	2.68%	2.89%	2.88%
Efficiency	75.81%	76.63%	64.84%	56.46%	69.54%

Common shares outstanding	205,134,171	21,303,669	21,303,669	21,303,669	21,303,669

Average common shares outstanding
Basic	192,545,961	21,302,949	21,302,949	21,302,949	21,302,672
Diluted	194,740,802	21,302,949	21,302,949	21,302,949	21,302,672

(1) Non-GAAP measure, see Adjusted Pre-Tax, Pre-Provision Trends and Basis of Presentation sections below for additional information.
(2) Non-GAAP measures, see Tangible Common Equity and Basis of Presentation sections below for additional information.
(3) On a tax-equivalent basis. See Net interest income section below and Exhibit A (Tables 2 and 3) for additional information about this non-GAAP measure.

The lower net loss for the quarter ended December 31, 2011, compared to the third quarter of 2011, was mainly driven by a $4.3 million increase in net interest income, including fair value adjustments, reflecting the use of excess liquidity to pay down brokered CDs and further decreases in the overall average cost of interest-bearing liabilities through the restructuring of repurchase agreements and the growth and repricing of lower cost core deposits. A $4.5 million reduction in the provision for loan and lease losses and a $2.6 million reduction in the income tax expense also contributed to the lower loss during the fourth quarter. These variances were partially offset by a $2.9 million increase in non-interest expenses, mainly reflecting higher write-downs to the value of REO properties and lower reserve releases for unfunded loan commitments.

The fourth quarter and full year results for 2010 included a $102.9 million charge to the provision for loan and lease losses associated with the transfer of $447 million of loans held for investment to held for sale in anticipation of the strategic sale of adversely classified and non-performing loans completed early in 2011. The 2010 results also included an incremental $93.7 million non-cash charge to the valuation allowance of the Bank’s deferred tax asset.

Adjusted Pre-Tax, Pre-Provision Income Trends

One metric that Management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the expense for the provision for loan and lease losses, securities gains or losses, fair value adjustments on derivatives and liabilities measured at fair value and equity in earnings or losses of unconsolidated entities. In addition, earnings are adjusted for items that Management identifies to be outside of ordinary banking activities, and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at the time to be infrequent or short-term in nature, which Management believes may distort underlying performance trends (see “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation” for a full discussion.)

The following table shows adjusted pre-tax, pre-provision income of $28.5 million in the 2011 fourth quarter, down from $29.1 million in the prior quarter:

Pre-Tax, Pre-Provision Income
(Dollars in thousands)	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Loss before income taxes	$(14,600)	$(21,158)	$(12,318)	$(24,834)	$(158,016)
Add: Provision for loan and lease losses	41,987	46,446	59,184	88,732	196,347
Less: Net (gain) loss on sale and OTTI of investment securities	1,014	(12,156)	(21,342)	(19,341)	620
Less: Gain on sale of FirstBank Insurance VI	-	-	-	(2,845)	-
Add: Unrealized loss (gain) on derivatives instruments and liabilities measured at fair value	1,746	2,555	1,162	253	(90)
Add: Loss on early extinguishment of borrowings	-	9,012	1,823	-	-
Add: Equity in (earnings) losses of unconsolidated entities	(1,666)	4,357	1,536	-	-
Adjusted Pre-tax, pre-provision income (1)	$28,481	$29,056	$30,045	$41,965	$38,861

Change from most recent prior quarter - amount	$(575)	$(989)	$(11,920)	$2,761	$(4,459)
Change from most recent prior quarter - percent	-2.0%	-3.3%	-28.4%	7.1%	-10.3%

(1) See Basis of Presentation for definition.

As discussed in the sections that follow, the decrease in pre-tax, pre-provision income from the 2011 third quarter primarily reflected an increase of $2.9 million in operating expenses, which includes a non-recurring expense of $1.8 million associated with write-downs to the value of REO properties optioned as part of a special auction sponsored by the Bank intended to achieve reductions in REO operational costs in the immediate future. Also, a $1.7 million increase in directors’ fees associated with the election of new directors to the Corporation’s Board of Directors during the fourth quarter and lower reserve releases for unfunded loan commitments contributed to the increase in non-interest expenses. A decrease of $0.6 million in debit card interchanges fees related to the Durbin amendment, which became effective on October 1, 2011, and a $0.5 million loss related to the write-down of certain fixed assets also contributed to the slight decrease in pre-tax, pre-provision income. This was partially offset by an increase of $3.5 million in net interest income, excluding fair value adjustments, and higher loan fees. The decreasing trend in pre-tax, pre-provision income during 2011 was mainly driven by the deleveraging strategies completed through the year as part of the Corporation’s capital plan that includes the sale of loans and investment securities. As the Corporation increased and fortified its capital structure, the focus is now on the return of the franchise to profitability. Net interest margins are expected to improve with further opportunities to reduce the overall cost of funding, increase the consumer, auto and commercial market share and a continued shift to lower cost core deposits. Also, the Corporation’s cross-selling strategies and products penetration provides opportunities for a growth in fees while the Corporation continues to focus on improving expense efficiencies.

Net Interest Income

Net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation” below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

(dollars in thousands)
	Quarter Ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Net Interest Income (in thousands)
Interest Income - GAAP	$156,752	$158,542	$163,418	$180,903	$192,806
Unrealized (gain) loss on derivative instruments	(246)	954	1,185	(345)	(903)
Interest income excluding valuations	156,506	159,496	164,603	180,558	191,903
Tax-equivalent adjustment	1,456	1,521	1,504	2,314	4,494
Interest income on a tax-equivalent basis excluding valuations	157,962	161,017	166,107	182,872	196,397

Interest Expense - GAAP	58,209	64,287	68,983	74,624	80,758
Unrealized (loss) gain on derivative instruments and liabilities measured at fair value	(1,992)	(1,601)	23	(598)	(813)
Interest expense excluding valuations	56,217	62,686	69,006	74,026	79,945

Net interest income - GAAP	$98,543	$94,255	$94,435	$106,279	$112,048

Net interest income excluding valuations	$100,289	$96,810	$95,597	$106,532	$111,958

Net interest income on a tax-equivalent basis excluding valuations	$101,745	$98,331	$97,101	$108,846	$116,452

Average Balances (in thousands)
Loans and leases	$10,637,523	$10,832,426	$10,997,295	$11,672,619	$12,185,511
Total securities and other short-term investments	2,665,918	2,787,708	3,550,743	3,588,028	3,863,532
Average Interest-Earning Assets	$13,303,441	$13,620,134	$14,548,038	$15,260,647	$16,049,043

Average Interest-Bearing Liabilities	$11,255,725	$11,944,454	$12,809,375	$13,494,702	$14,036,776

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.67%	4.62%	4.51%	4.80%	4.77%
Average rate on interest-bearing liabilities - GAAP	2.05%	2.14%	2.16%	2.24%	2.28%
Net interest spread - GAAP	2.62%	2.48%	2.35%	2.56%	2.49%
Net interest margin - GAAP	2.94%	2.75%	2.60%	2.82%	2.77%

Average yield on interest-earning assets excluding valuations	4.67%	4.65%	4.54%	4.79%	4.74%
Average rate on interest-bearing liabilities excluding valuations	1.98%	2.08%	2.16%	2.22%	2.26%
Net interest spread excluding valuations	2.69%	2.57%	2.38%	2.57%	2.48%
Net interest margin excluding valuations	2.99%	2.82%	2.64%	2.83%	2.77%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.71%	4.69%	4.58%	4.85%	4.86%
Average rate on interest-bearing liabilities excluding valuations	1.98%	2.08%	2.16%	2.22%	2.26%
Net interest spread on a tax-equivalent basis and excluding valuations	2.73%	2.61%	2.42%	2.63%	2.60%
Net interest margin on a tax-equivalent basis and excluding valuations	3.03%	2.86%	2.68%	2.89%	2.88%

Net interest income (excluding valuations) increased $3.5 million when compared to the third quarter of 2011. As a result, the net interest margin (excluding valuations) also increased to 2.99% in the fourth quarter of 2011, from 2.82% in the third quarter. The main driver behind the improvement was a decrease in the average cost of funds, as the Corporation utilized excess liquidity to repay brokered CDs and reduced rates paid on core deposits and repurchase agreements. During the fourth quarter of 2011, the average balance of brokered CDs decreased by $783.0 million, while the average balance of non-brokered deposits increased by $196.4 million. The growth in average non-brokered deposits was spread through the Corporation’s geographic segments and includes increases in retail and commercial deposits. The average rate paid on interest-bearing core deposit accounts decreased by 9 basis points, thus contributing to the 10 basis points decrease in the overall average cost of funding. In addition, the Corporation benefited from the previously reported re-structuring of $700 million of repurchase agreements, of which $500 million became effective during the fourth quarter of 2011 and resulted in a decrease of $1.3 million of interest expense. Further reductions in interest expense could be realized during 2012, as higher rate maturing deposits and advances are re-issued at lower current rates.

Furthermore, higher yields on commercial loans, mainly due to higher penalty fees and fees associated with loans paid-off during the quarter, and higher yields on consumer loans driven by lower levels of non-performing loans, contributed to the improvement in net interest margin. The positive effect of these items was partially offset by a decrease in the average volume of interest-earning assets primarily related to principal repayments of commercial loans and the full effect of $240 million of U.S. agency securities called prior to maturity during the previous quarter.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the fourth quarter of 2011 was $42.0 million, down $4.5 million from the third quarter 2011 provision. The decline in the provision reflected mainly lower charges to the provision for residential mortgage loans, driven by lower charge-offs and improved delinquency trends, and lower charges to specific reserves of C&I loans aligned with the decrease in impaired and adversely classified loans. The current quarter’s provision for loan and lease losses was $25.8 million less than total net charge-offs, as approximately 76% of charge-offs for commercial and construction loans were related to reserves established in prior periods (see “Credit Quality” section below for a full discussion.)

Non-Interest Income

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Other service charges on loans	$2,116	$1,485	$1,456	$1,718	$2,019
Service charges on deposit accounts	2,988	3,098	3,054	3,332	3,125
Mortgage banking activities	3,717	3,676	9,336	6,591	2,501
(Loss) gain on sale of investments, net of impairments	(1,014)	12,156	21,342	19,341	(620)
Broker-dealer income	381	173	783	48	121
Other operating income	4,816	6,745	6,250	9,455	6,640
Loss on early extinguishment of borrowings	-	(9,012)	(1,823)	-	-
Equity in earnings (losses) of unconsolidated entities	1,666	(4,357)	(1,536)	-	-

Non-interest income	$14,670	$13,964	$38,862	$40,485	$13,786

Non-interest income increased $0.7 million from the 2011 third quarter primarily due to:

  A $0.6 million increase in loan fees, mainly credit card merchant fees driven in part by seasonal transactions.
  Equity in earnings of unconsolidated entities of $1.7 million recorded in the fourth quarter, a variance of $6.0 million compared to the third quarter. This non-cash adjustment mainly relates to the Bank’s investment in CPG/GS PR NPL, LLC (“CPG/GS”), the entity that purchased $269.2 million of loans from FirstBank during the first quarter of 2011. The Bank held a 35% subordinated ownership interest in CPG/GS as of December 31, 2011.

Partially offset by:

  The impact in the previous quarter of a $3.5 million gain attributable to a tender offer by the Puerto Rico Housing Finance Authority to purchase certain of its outstanding bonds. Bonds held by the Corporation with a book value of $19.8 million were exchanged for cash as part of the tender offer and the difference between the cash received and the book value of such instruments was recorded as part of “Gain on sale of investments” during the third quarter. Also, a $0.4 million gain on the sale of a portfolio of dwelling insurance policies was recorded in the previous quarter as part of “Other operating income” in the table above.

  An increase of $0.7 million in OTTI for debt securities, including a credit loss component of $0.6 million related to the Corporation’s investment in a collateralized debt obligation transaction.
  A $0.6 million decrease in debit cards interchange fees given the newly mandated lower interchange fee structure (Durbin Amendment) implemented on October 1, 2011. The Durbin Amendment put a cap on how much banks and debit networks are allowed to charge for a Check / Debit card transaction. This cap is currently set at $0.21 + 0.05% of the transaction. Debit card fees are included as part of “Other operating income” in the table above.
  A $0.5 million loss related to the write-down of certain fixed assets based on the conclusion that they no longer have useful life.

Non-Interest Expenses

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December, 31
(In thousands)	2011	2011	2011	2011	2010

Employees' compensation and benefits	$29,254	$29,375	$29,407	$30,439	$28,591
Occupancy and equipment	15,603	15,468	15,603	15,250	15,537
Deposit insurance premium	12,411	13,602	14,125	13,465	13,568
Other taxes, insurance and supervisory fees	4,332	4,859	3,557	4,967	5,069
Professional fees	4,692	5,983	6,072	5,137	5,863
Business promotion	3,482	2,509	3,628	2,664	3,561
Net loss on REO operations	8,602	4,952	5,971	5,500	7,471
Other	7,450	6,183	8,068	5,444	7,843
Total	$85,826	$82,931	$86,431	$82,866	$87,503

Non-interest expenses increased $2.9 million to $85.8 million in the fourth quarter of 2011, compared to the third quarter of 2011, substantially related to:

  An increase of $3.4 million in write-downs to the value of REO properties, mainly residential and commercial properties in Puerto Rico. As part of the Corporation’s strategies to accelerate the disposition of REO properties, the Corporation sponsored a special auction in the fourth quarter and recorded write-downs of approximately $1.8 million related to the resulting pending sales of approximately $9.5 million of REO properties. This adjustment was recorded based on duly signed options received for the purchase of such properties. A reduction of REO operational costs and the disposition of REO properties with extended holding periods are key elements of the Corporation’s strategy. In addition, updated appraisals caused an increase of $1.7 million in write-downs.
  An increase of $0.9 million in business promotion expenses, mainly institutional and deposit accounts media expenses as well as increases in marketing research-related costs and charitable contributions.
  A negative variance of $0.9 million in the provision for off-balance sheet exposures, as the previous quarter included a $1.6 million reserve release related to the decline in the amount of unfunded loan commitments, compared to a reserve release of $0.7 million in the fourth quarter.

Partially offset by:

  A decrease of $1.3 million in professional fees mainly due to a decrease of $3.3 million in legal fees and related expenses, partially offset by an increase of $1.7 million in directors’ fees associated with the election of new directors to the Corporation’s Board of Directors during the fourth quarter.
  A decrease of $1.2 million in the deposit insurance premium expense resulting from the Bank’s improved capital position.
  A decrease of $0.5 million in local regulatory examination fees, primarily reflecting the decrease in the level of the Bank’s total assets.

Income Taxes

The income tax expense for the fourth quarter of 2011 amounted to $0.2 million compared to an income tax expense of $2.9 million for the third quarter of 2011. The previous quarter included the recognition of a $3.2 million charge for Uncertain Tax Positions and related accrued interest. As of December 31, 2011, the deferred tax asset, net of a valuation allowance of $368.9 million, amounted to $5.4 million compared to $5.5 million as of September 30, 2011. The Corporation continued to increase the valuation allowance related to deferred tax assets created in connection with the operations of its banking subsidiary FirstBank.

CREDIT QUALITY

(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
Non-performing loans held for investment:
Residential mortgage	$338,208	$364,561	$380,165	$391,962	$392,134
Commercial mortgage	240,414	188,326	196,037	129,828	217,165
Commercial and Industrial	270,171	315,360	309,888	327,477	317,243
Construction	250,022	270,411	280,286	341,179	263,056
Consumer and Finance leases	39,547	45,031	42,065	42,605	49,391
Total non-performing loans held for investment	1,138,362	1,183,689	1,208,441	1,233,051	1,238,989

REO	114,292	109,514	96,618	91,948	84,897
Other repossessed property	15,392	14,397	14,884	15,125	14,023
Other assets (1)	64,543	64,543	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,332,589	$1,372,143	$1,384,486	$1,404,667	$1,402,452

Non-performing loans held for sale	4,764	5,107	5,087	5,454	159,321
Total non-performing assets, including loans held for sale	$1,337,353	$1,377,250	$1,389,573	$1,410,121	$1,561,773

Past due loans 90 days and still accruing	$130,816	$156,775	$156,919	$154,299	$144,114
Non-performing loans held for investment to total loans held for investment	10.78%	11.13%	11.23%	11.12%	10.63%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	10.15%	10.19%	9.81%	9.30%	9.03%
Non-performing assets to total assets	10.19%	10.22%	9.85%	9.34%	9.96%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Credit quality performance in the 2011 fourth quarter reflected continued improvement in delinquency trends. Key credit quality metrics that showed improvement include a $45.7 million, or 4%, reduction in non-performing loans, a $39.9 million, or 3%, decline in total non-performing assets and a $119.5 million, or 7%, decline in total delinquencies (loans 30 days or more past due and non-accrual). Also, new non-performing loans inflows for construction, commercial and industrial (“C&I”), residential mortgage and consumer loans decreased compared to the prior quarter.

Non-Performing Loans and Non-Performing Assets

Total non-performing loans were $1.14 billion at December 31, 2011, and represented 10.8% of total loans held for investment. This represents a decrease of $45.7 million, or 4%, from $1.19 billion, or 11.1% of total loans held for investment at September 30, 2011. All major loan categories, except for an increase in non-performing commercial mortgage loans, improved from the third quarter of 2011.

C&I non-performing loans decreased by $45.2 million, or 14%, on a sequential quarter basis, reflecting primarily the sale of a participation in a syndicated loan, charge-offs and a decline in the level of inflows. The decline was mainly in Puerto Rico where C&I non-performing loans decreased by $45.5 million. During the fourth quarter of 2011, the Corporation received a payment from the sale of a participation in a syndicated loan and removed from the books its largest individual C&I non-performing loan of approximately $37 million. Net charge-offs of $17.3 million, related to, among others, four relationships with individual charge-offs in excess of $1 million, and the restoration to accrual status after a sustained performance period of approximately $6.6 million of trouble debt restructured loans (TDRs) also contributed to the decrease in C&I non-performing loans. The inflows of non-performing C&I loans declined 45% from $48.6 million for the third quarter to $27.0 million for the fourth quarter. The largest C&I loan entering into non-accrual during the current quarter amounted to $5.8 million in Puerto Rico. Non-performing C&I loans outside of Puerto Rico reflected a $1.2 million increase in the Virgin Islands region driven by one loan less than 90 days delinquent but classified as non-performing due to financial difficulties of the borrower. C&I non-performing loans in the United States remained almost unchanged with a decrease of $0.8 million, mainly related to loans brought current during the quarter and principal paydowns.

Non-performing residential mortgage loans decreased $26.4 million, or 7%, from September 30, 2011. The decrease resulted from several factors, including: (i) the restoration to accrual status of modified loans that successfully completed a trial performance period, (ii) charge-offs, (iii) foreclosures and (iv) loans brought current. The level of inflows of non-performing residential mortgage loans decreased 24% from $64.7 million for the third quarter to $49.4 million in the fourth quarter. Non-performing residential mortgage loans decreased by $11.4 million, $12.0 million and $2.9 million in Puerto Rico, United States, and the Virgin Islands, respectively. Approximately $233.7 million, or 69% of total non-performing residential mortgage loans, have been written down to their net realizable value.

Non-performing construction loans decreased by $20.7 million, or 8%, from the end of the third quarter of 2011 mainly driven by charge-offs. Construction loans net charge-offs amounted to $19.5 million in the fourth quarter, related to, among others, five relationships with individual charge-offs in excess of $1 million. Non-performing construction loans in Puerto Rico decreased $19.7 million, or 13%, mainly due to net charge-offs of $14.6 million in the fourth quarter, related to, among others, three relationships with individual charge-offs in excess of $2 million, aggregating $13.5 million. Principal repayments and foreclosures also contributed to the decrease in non-performing construction loans in Puerto Rico. In the United States, non-performing construction loans decreased by $1.3 million driven by $2.3 million in foreclosures of underlying collateral for certain land loans. Meanwhile, non-performing construction loans in the Virgin Islands increased by $0.5 million driven by the inflow to non-performing status of a $3.4 million mid-rise residential project, partially offset by charge-offs. This was the largest construction loan entering into non-accrual status during the current quarter. The inflows of non-performing construction loans declined 32% from $9.3 million for the third quarter to $6.4 million in the fourth quarter.

Non-performing commercial mortgage loans increased by $52.1 million, or 28%, from the end of the third quarter of 2011. The increase was primarily concentrated in Puerto Rico, reflecting an increase of $30.0 million mainly related to the inflow to non-performing status of a $36.6 million relationship. It is important to note that while the Corporation did place this relationship in non-accrual status in the fourth quarter, the relationship is current on its payments and the Corporation has already noted some positives in its performance. Non-performing commercial mortgage loans in the United States increased by $14.5 million, driven by the inflow to non-performing status of two relationships that aggregated $18.3 million. One of these relationships is current in its payments but was placed in non-accruing status due to financial difficulties of the borrower. Non-performing commercial mortgage loans in the Virgin Islands increased by $7.6 million mainly associated with the inflow to non-performing status of two relationships engaged in rental and leasing of commercial properties totaling $7.7 million.

The levels of non-performing consumer loans, including finance leases, showed a $5.5 million decrease during the fourth quarter. The decrease was mainly related to auto and boat financings in Puerto Rico. The inflows of non-performing consumer loans declined 32% from $21.8 million for the third quarter to $14.7 million in the fourth quarter.

As of December 31, 2011, approximately $399.7 million, or 35%, of total non-performing loans held for investment have been charged-off to their net realizable value. (See Allowance for Loan and Lease Losses discussion below for additional information.)

The REO portfolio, which is part of non-performing assets, increased by $4.8 million, mainly reflecting increases in commercial properties foreclosures in Puerto Rico and the United States, partially offset by sales and fair value adjustments. Consistent with the Corporation’s assessment of the value of properties and current and future market conditions, management continues to execute strategies to dispose of real estate acquired in satisfaction of debt. During the fourth quarter of 2011, the Corporation sold approximately $13.4 million of REO properties ($9.5 million, primarily residential properties, in Puerto Rico and $3.9 million in Florida), compared to $8.8 million in the previous quarter.

The over 90-day delinquent, but still accruing, loans, excluding loans guaranteed by the U.S. Government, decreased during the fourth quarter of 2011 by $24.5 million to $45.6 million, or 0.43% of total loans held for investment, at December 31, 2011. Loans 30 to 89 days delinquent also decreased by $47.9 million, or 14%, to $283.6 million as of December 31, 2011.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Allowance for loan and lease losses, beginning of period	$519,687	$540,878	$561,695	$553,025	$608,526
Provision (recovery) for loan and lease losses:
Residential mortgage	8,423	17,744	12,845	6,327	13,876
Commercial mortgage	21,746	13,324	6,062	13,381	40,642	(1)
Commercial and Industrial	5,302	10,437	21,486	41,486	2,011	(2)
Construction	(1,096)	(2,547)	21,354	22,463	125,361	(3)
Consumer and finance leases	7,612	7,488	(2,563)	5,075	14,457
Total provision for loan and lease losses	41,987	46,446	59,184	88,732	196,347
Loans net charge-offs:
Residential mortgage	(9,077)	(15,816)	(8,937)	(5,161)	(18,644)
Commercial mortgage	(13,555)	(3,309)	(3,150)	(31,104)	(32,829)	(4)
Commercial and Industrial	(17,285)	(22,526)	(10,763)	(16,288)	(28,752)	(5)
Construction	(19,492)	(16,823)	(47,207)	(17,238)	(158,311)	(6)
Consumer and finance leases	(8,348)	(9,163)	(9,944)	(10,271)	(13,312)
Net charge-offs	(67,757)	(67,637)	(80,001)	(80,062)	(251,848)
Allowance for loan and lease losses, end of period	$493,917	$519,687	$540,878	$561,695	$553,025

Allowance for loan and lease losses to period end total loans held for investment	4.68%	4.89%	5.02%	5.06%	4.74%
Net charge-offs (annualized) to average loans outstanding during the period	2.55%	2.50%	2.91%	2.74%	8.27%	(7)
Provision for loan and lease losses to net charge-offs during the period	0.62x	0.69x	0.74x	1.11x	0.78x	(8)

(1) Includes provision of $11.3 million associated with loans transferred to held for sale.
(2) Includes provision of $8.6 million associated with loans transferred to held for sale.
(3) Includes provision of $83.0 million associated with loans transferred to held for sale.
(4) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale.
(5) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale.
(6) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale.
(7) Net charge-offs, excluding charge-offs related to loans transferred to held for sale, to average loans outstanding during the fourth quarter of 2010 was 2.96%.
(8) Provision for loan and lease losses to net charge-offs, excluding impact of loans transferred to held for sale for the fourth quarter of 2010 was 1.08x.

Provision for Loan and Lease Losses

The provision for loan and lease losses of $42.0 million decreased by $4.5 million, compared to the provision recorded for the third quarter of 2011. The decrease in the provision was principally related to the residential mortgage loans portfolio in Puerto Rico and the C&I loan portfolios in Puerto Rico and the United States. These variances were partially offset by increases in the provision for commercial mortgage loans in the United States and Puerto Rico.

The Corporation recorded a $22.7 million provision for loan and lease losses in Puerto Rico in the fourth quarter of 2011, compared to a provision of $32.1 million for the third quarter of 2011. The overall decrease in Puerto Rico was mainly related to a decrease of $10.4 million in the provision for residential mortgage loans, driven by lower charge-offs and improvements in delinquency trends. In addition, the provision for C&I loans in Puerto Rico decreased by $2.6 million mainly related to lower charges to specific reserves resulting from the reduction in total impaired loans; approximately 82% of the C&I charge-offs recorded in the fourth quarter in Puerto Rico related to loans with previously established adequate reserves. These decreases were partially offset by higher provisions for commercial mortgage and lower releases of reserve for construction loans. The provision for commercial mortgage loans in Puerto Rico increased by $1.1 million, reflecting increases in specific reserves for newly classified impaired loans. Lower releases of reserve for construction loans in Puerto Rico occurred during the fourth quarter as fewer loans were converted to permanent commercial mortgage loans and due to lower releases of reserves for certain collateral dependent loans. Approximately 95% of the charge-offs recorded in the fourth quarter for construction loans in Puerto Rico related to loans with previously established adequate reserves.

The Virgin Islands recorded a decrease of $2.3 million in the provision for loan losses, mainly related to lower charges to the specific reserve assigned to the previously reported $100 million construction loan relationship placed in non-accrual status in the first quarter of 2011. A charge-off amounting to $1.8 million was recorded for this relationship in the fourth quarter compared to a charge-off of $3.7 million in the previous quarter.

With respect to the United States loan portfolio, the Corporation recorded a $12.7 million provision for the fourth quarter of 2011, compared to $5.4 million for the third quarter of 2011, an increase of $7.3 million. The change was mainly attributable to an increase of $7.5 million in the provision for commercial mortgage loans driven by one relationship adversely classified during the fourth quarter.

The following table sets forth information concerning the ratio of the allowance to non-performing loans held for investment as of December 31, 2011 and September 30, 2011 by loan category:

	Residential	Commercial		Construction	Consumer and
(Dollars in thousands)	Mortgage Loans	Mortgage Loans	C&I Loans	Loans	Finance Leases	Total

As of December 31, 2011

Non-performing loans held for investment charged-off to realizable value	$233,703	$21,925	$70,462	$70,959	$2,605	$399,654
Other non-performing loans held for investment	104,505	218,489	199,709	179,063	36,942	738,708
Total non-performing loans held for investment	$338,208	$240,414	$270,171	$250,022	$39,547	$1,138,362

Allowance to non-performing loans held for investment	20.31%	45.33%	60.88%	36.55%	152.66%	43.39%
Allowance to non-performing loans held for investment, excluding non-performing loans charged-off to realizable value	65.72%	49.88%	82.36%	51.04%	163.42%	66.86%

As of September 30, 2011

Non-performing loans held for investment charged-off to realizable value	$248,830	$19,097	$53,909	$62,760	$1,434	$386,030
Other non-performing loans held for investment	115,731	169,229	261,451	207,651	43,597	797,659
Total non-performing loans held for investment	$364,561	$188,326	$315,360	$270,411	$45,031	$1,183,689

Allowance to non-performing loans held for investment	19.02%	53.52%	55.96%	41.41%	135.70%	43.90%
Allowance to non-performing loans held for investment, excluding non-performing loans charged-off to realizable value	59.91%	59.56%	67.50%	53.92%	140.17%	65.15%

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of December 31, 2011 and September 30, 2011, respectively, by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

	Residential	Commercial		Construction	Consumer and
(Dollars in thousands)	Mortgage Loans	Mortgage Loans	C&I Loans	Loans	Finance Leases	Total

As of December 31, 2011

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$164,964	$12,092	$37,530	$32,891	$2,840	$250,317

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	406,956	346,476	215,751	204,483	20,344	1,194,010
Allowance for loan and lease losses	48,946	50,723	56,941	37,858	3,752	198,220
Allowance for loan and lease losses to principal balance	12.03%	14.64%	26.39%	18.51%	18.44%	16.60%

Loans with general allowance:
Principal balance of loans	2,301,865	1,206,843	3,877,235	190,489	1,538,633	9,115,065
Allowance for loan and lease losses	19,732	58,268	107,549	53,528	56,620	295,697
Allowance for loan and lease losses to principal balance	0.86%	4.83%	2.77%	28.10%	3.68%	3.24%

Total loans held for investment:
Principal balance of loans	$2,873,785	$1,565,411	$4,130,516	$427,863	$1,561,817	$10,559,392
Allowance for loan and lease losses	68,678	108,991	164,490	91,386	60,372	493,917
Allowance for loan and lease losses to principal balance	2.39%	6.96%	3.98%	21.36%	3.87%	4.68%

As of September 30, 2011

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$136,170	$34,377	$42,033	$15,550	$1,583	$229,713

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	412,507	211,062	342,607	222,151	13,742	1,202,069
Allowance for loan and lease losses	49,350	35,928	77,932	48,209	2,878	214,297
Allowance for loan and lease losses to principal balance	11.96%	17.02%	22.75%	21.70%	20.94%	17.83%

Loans with general allowance:
Principal balance of loans	2,325,289	1,339,348	3,738,534	236,111	1,562,078	9,201,360
Allowance for loan and lease losses	19,982	64,872	98,541	63,765	58,230	305,390
Allowance for loan and lease losses to principal balance	0.86%	4.84%	2.64%	27.01%	3.73%	3.32%

Total loans held for investment:
Principal balance of loans	$2,873,966	$1,584,787	$4,123,174	$473,812	$1,577,403	$10,633,143
Allowance for loan and lease losses	69,332	100,800	176,473	111,974	61,108	519,687
Allowance for loan and lease losses to principal balance	2.41%	6.36%	4.28%	23.63%	3.87%	4.89%

Net Charge-Offs

Total net charge-offs for the fourth quarter of 2011 were $67.8 million, or 2.55% of average loans on an annualized basis, compared to $67.6 million, or an annualized 2.50%, for the third quarter of 2011. Slight increases in net charge-offs were reflected primarily in the United States, with a $1.3 million increase, and in the Virgin Islands, with a $0.9 million increase. Total net charge-offs in Puerto Rico reflected a decrease of $2.1 million. Approximately 76% of the construction and commercial charge-offs recorded in the fourth quarter related to loans with previously established adequate reserves.

Construction loans net charge-offs in the fourth quarter of 2011 were $19.5 million, or an annualized 16.43% of related average loans, up from $16.8 million, or an annualized 12.78% of related loans, in the third quarter of 2011. Approximately 75%, or $14.6 million, of the construction loan net charge-offs in the fourth quarter of 2011 were in Puerto Rico, including three relationships with individual charge-offs in excess of $2 million, aggregating $13.5 million. In the Virgin Islands, construction loans net charge-offs of $4.8 million in the fourth quarter were primarily associated with two commercial projects previously placed in non-accruing status and with previously established adequate reserves. Construction loans net charge-offs in the United States portfolio amounted to $0.1 million compared to net charge-offs of $0.7 million in the previous quarter. The construction portfolio in Florida has been considerably reduced over the past three years to $23.6 million as of December 31, 2011.

C&I loans net charge-offs in the fourth quarter of 2011 were $17.3 million, or an annualized 1.64% of related average loans, down from $22.5 million, or an annualized 2.09% of related loans, in the third quarter of 2011. Substantially all of the charge-offs recorded in the fourth quarter were in Puerto Rico spread through several industries. Approximately 79%, or $13.6 million, of net charge-offs in the fourth quarter of 2011 related to four relationships with individual charge-offs in excess of $1 million, all of them with previously established adequate reserves, and includes a charge-off of $3.8 million associated with the aforementioned sale of the largest individual C&I non-performing loan.

Commercial mortgage loans net charge-offs in the fourth quarter of 2011 were $13.6 million, or an annualized 3.44% of related average loans, up from $3.3 million, or an annualized 0.84% of related loans, in the third quarter of 2011. Approximately 84%, or $11.4 million, of the commercial mortgage loans net charge-offs in the fourth quarter of 2011 was in Puerto Rico; primarily concentrated in two relationships with aggregate charge-offs of $9.8 million, and includes a charge-off of $5.6 million related to a TDR that the Corporation split into two new notes. Commercial mortgage loans net charge-offs in the United States amounted to $2.2 million for the fourth quarter of 2011; none of the charge-offs was in excess of $1 million.

Residential mortgage loans net charge-offs in the fourth quarter of 2011 were $9.1 million, or an annualized 1.29% of related average loans. This represents a decrease of $6.7 million from $15.8 million, or an annualized 2.24% of related average balances in the third quarter of 2011. Approximately $5.4 million in charge-offs for the fourth quarter of 2011 ($4.0 million in Puerto Rico, $1.1 million in Florida and $0.3 million in the Virgin Islands) resulted from valuations for impairment purposes of residential mortgage loan portfolios considered homogeneous given high delinquency and loan-to-value levels, compared to $11.4 million recorded in the third quarter of 2011. Net charge-offs on residential mortgage loans also included $1.8 million related to the foreclosure of loans during the fourth quarter of 2011, down from $3.0 million recorded for foreclosures in the third quarter.

The total amount of the residential mortgage loan portfolio that had been charged-off to its net realizable value as of December 31, 2011 amounted to $233.7 million. This represents approximately 69% of the total non-performing residential mortgage loan portfolio outstanding as of December 31, 2011. Loss rates in the Corporation’s Puerto Rico operations continue to be lower than loss rates in the Florida market.

Net charge-offs on consumer loans and finance leases in the fourth quarter of 2011 were $8.3 million, or an annualized 2.13% of related average loans, compared to $9.2 million, or an annualized 2.30% of average loans for the third quarter. The decrease was mainly related to boat financings.

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Residential mortgage	1.29%	2.24%	1.24%	0.63%	2.20%	(1)

Commercial mortgage	3.44%	0.84%	0.81%	7.37%	7.56%	(2)

Commercial and Industrial	1.64%	2.09%	1.01%	1.54%	2.73%	(3)

Construction	16.43%	12.78%	28.62%	8.50%	57.61%	(4)

Consumer and finance leases	2.13%	2.30%	2.43%	2.43%	3.07%

Total loans	2.55%	2.50%	2.91%	2.74%	8.27%	(5)

(1) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(2) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 0.80%.
(3) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 1.93%.

(4) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 16.40%.

(5) Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 2.96%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

The following table presents annualized net charge-offs to average loans by geographic segment:

	Quarter Ended
	December 31,	September 30,	June 30,		March 31,	December 31,
	2011	2011	2011		2011	2010
PUERTO RICO:

Residential mortgage	1.15%	2.50%	1.39%		0.39%	2.39%	(3)

Commercial mortgage	4.25%	0.99%	0.34%		10.07%	10.64%	(4)

Commercial and Industrial	1.72%	2.20%	1.08%		1.55%	2.79%	(5)

Construction	19.45%	15.02%	6.90%		8.77%	70.85%	(6)

Consumer and finance leases	2.22%	2.33%	2.49%		2.50%	3.10%

Total loans	2.57%	2.62%	1.57%		2.82%	9.02%	(7)

VIRGIN ISLANDS:

Residential mortgage	0.27%	0.19%	-0.13%	(1)	0.05%	0.10%

Commercial mortgage	0.00%	0.00%	0.00%		0.00%	0.00%

Commercial and Industrial	0.00%	0.00%	-0.19%	(2)	1.59%	0.00%

Construction	12.92%	9.78%	77.30%		0.16%	12.66%

Consumer and finance leases	0.14%	2.34%	0.75%		1.05%	1.97%

Total loans	2.24%	1.84%	14.59%		0.45%	2.78%

FLORIDA:

Residential mortgage	3.76%	3.27%	2.07%		3.26%	3.45%

Commercial mortgage	1.98%	0.62%	2.00%		1.65%	0.28%

Commercial and Industrial	3.34%	2.32%	0.00%		0.92%	9.48%

Construction	0.92%	6.38%	38.62%		26.29%	36.13%

Consumer and finance leases	1.20%	1.02%	2.85%		1.59%	3.91%

Total loans	2.61%	1.93%	4.38%		4.29%	5.53%

(1) For the second quarter of 2011, recoveries in residential mortgage loans in the Virgin Islands exceeded charge-offs.
(2) For the second quarter of 2011 and third quarter of 2010, recoveries in commercial and industrial loans in the Virgin Islands exceeded charge-offs.
(3) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(4) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 1.06%.
(5) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 1.95%.

(6) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 13.80%.

(7) Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 2.73%.

(8) For the third quarter of 2010, net charge-offs for the construction loan portfolio in Florida were $40 million which once annualized for ratio calculation exceeded the average balance of this portfolio.

Balance Sheet

Total assets were approximately $13.1 billion as of December 31, 2011, down $348.3 million from approximately $13.5 billion as of September 30, 2011. The Corporation utilized excess liquidity and proceeds from loans and MBS repayments to pay down maturing brokered CDs and advances from FHLB. Total cash and cash equivalents decreased by $353.8 million. In addition, total loans, net of the allowance for loan and lease losses, decreased by $71.5 million, reflecting pay downs, charge-offs and recurrent sales of residential mortgage loans in the secondary market.

The Corporation is experiencing continued loan demand and has continued with its targeted originations strategies. During the fourth quarter of 2011, total loan originations, including refinancings and draws from existing commitments, amounted to approximately $691 million, including $157 million of loans to government entities. Originations and purchases of residential mortgage loans and consumer loans (including auto financings), amounted to $160.1 million and $163.0 million, respectively, for the fourth quarter of 2011 compared to $147.8 million and $148.7 million, respectively, for the third quarter.

Total investment securities increased $56.6 million, mainly related to purchases of U.S. Treasury Notes and Puerto Rico Municipal Bonds.

As of December 31, 2011, liabilities totaled $11.7 billion, a decrease of approximately $805.6 million from September 30, 2011. The decline in total liabilities is mainly attributable to a decrease of $761.9 million in brokered CDs. The Corporation utilized excess liquidity to repay approximately $925 million of brokered CDs with an average cost of 1.78%. Approximately $161 million of the matured brokered CDs were renewed at an average cost of 0.95%, for a net reduction in principal balance of approximately $764 million. In addition, the Corporation repaid $42 million of maturing FHLB advances. The Corporation continued to grow its core deposit base and reduce its reliance on brokered CDs by promoting initiatives to increase local deposits by attracting customers seeking to diversify their banking relationships, and realigning FirstBank’s sales force to increase its presence in the commercial and transaction banking market. Commercial and individuals demand deposits increased $90.3 million since the end of the previous quarter. Core savings accounts (including money market accounts) also reflected an increase of $44.6 million that was offset by a $68.2 million decrease in core certificates of deposit.

The Corporation’s total stockholders’ equity amounted to $1.4 billion as of December 31, 2011, an increase of $457.3 million from September 30, 2011, driven by net proceeds of $466.8 million in the recently completed capital raise and rights offering (net of costs and the $26.4 million dividend payment on the Series G Preferred Stock) and an increase of $5.3 million in other comprehensive income due to higher unrealized gains on available for sale securities. Partially offsetting these items was the net loss of $14.8 million for the fourth quarter. After the completion of the capital raise, the rights offering and the conversion of the Series G Preferred Stock held by the U.S. Treasury into common stock, the Corporation increased its total common equity to $1.4 billion as of December 31, 2011 from $542 million at the end of the previous quarter.

The Corporation’s total capital, Tier 1 capital, and leverage ratios as of December 31, 2011 were 17.12%, 15.79% and 11.91%, respectively, up from 12.39%, 11.07% and 8.41%, respectively, at the end of the prior quarter. Meanwhile, the total capital, Tier 1 capital, and leverage ratios as of December 31, 2011 of its banking subsidiary, FirstBank Puerto Rico, were 16.58%, 15.25% and 11.52%, respectively, up from 12.15%, 10.84% and 8.24%, respectively, at the end of the prior quarter. All of the regulatory capital ratios for the Bank are well above the minimum required under the Consent Order with the FDIC.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 10.25% as of December 31, 2011 from 3.84% as of September 30, 2011 and the Tier 1 common equity to risk-weighted assets ratio as of December 31, 2011 increased to 12.96% from 4.79% as of September 30, 2011. The improvements were primarily related to the previously reported $525 million capital raise completed on October 7, 2011 and, to a lesser extent, further reductions in total assets and total risk-weighted assets. In addition, in the case of common equity ratios, improvements were achieved due to the previously reported conversion of the Series G Preferred Stock, held by the U.S. Treasury, into common shares.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010
Tangible Equity:
Total equity - GAAP	$1,444,144	$986,847	$1,009,578	$1,027,269	$1,057,959
Preferred equity	(63,047)	(430,498)	(428,703)	(426,724)	(425,009)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(11,689)	(12,277)	(12,866)	(13,454)	(14,043)

Tangible common equity	$1,341,310	$515,974	$539,911	$558,993	$590,809

Tangible Assets:
Total assets - GAAP	$13,127,275	$13,475,572	$14,113,973	$15,104,090	$15,593,077
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(11,689)	(12,277)	(12,866)	(13,454)	(14,043)

Tangible assets	$13,087,488	$13,435,197	$14,073,009	$15,062,538	$15,550,936

Common shares outstanding	205,134	21,304	21,304	21,304	21,304

Tangible common equity ratio	10.25%	3.84%	3.84%	3.71%	3.80%
Tangible book value per common share	$6.54	$24.22	$25.34	$26.24	$27.73

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

(Dollars in thousands)	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2011	2011	2011	2011	2010

Tier 1 Common Equity:
Total equity - GAAP	$1,444,144	$986,847	$1,009,578	$1,027,269	$1,057,959
Qualifying preferred stock	(63,047)	(430,498)	(428,703)	(426,724)	(425,009)
Unrealized gain on available-for-sale securities (1)	(19,234)	(13,957)	(12,659)	(15,453)	(17,736)
Disallowed deferred tax asset (2)	-	(267)	(272)	(981)	(815)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(11,689)	(12,277)	(12,866)	(13,454)	(14,043)
Cumulative change gain in fair value of liabilities accounted for under a fair value option	(2,009)	(952)	(1,889)	(2,156)	(2,185)
Other disallowed assets	(922)	(907)	(808)	(881)	(226)
Tier 1 common equity	$1,319,145	$499,891	$524,283	$539,522	$569,847

Total risk-weighted assets	$10,180,226	$10,432,804	$10,630,162	$11,183,518	$11,372,856

Tier 1 common equity to risk-weighted assets ratio	12.96%	4.79%	4.93%	4.82%	5.01%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $13 million of the Corporation's deferred tax assets at December 31, 2011 (September 30, 2011 - $12 million; June 30, 2011 - $11 million March 31, 2011 - $12 million; December 31, 2010 - $13 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $0 of such assets at December 31, 2011 (September 30, 2011 - $0.3 million; June 30, 2011 - $0.3 million; March 31, 2010 - $1 million; December 31, 2010 - $0.8 million) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," was deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $8 million of the Corporation's other net deferred tax liability at December 31, 2011 (September 30, 2011 - $7 million; June 30, 2011 - $5 million; March 31, 2011 - $5 million; December 31, 2010 - $5 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Liquidity

The Corporation manages its liquidity in a proactive manner, and maintains a sound liquidity position. Multiple measures are utilized to monitor the Corporation’s liquidity position, including basic liquidity and time-based reserve measures. The Corporation has maintained basic liquidity (cash, free liquid assets and secured lines of credit) in excess of the self-imposed minimum limit of 5% of total assets. As of December 31, 2011, the estimated basic liquidity ratio was approximately 7.6%, including un-pledged investment securities, FHLB lines of credit, and cash. At year end, the Corporation had $506 million available for additional credit on FHLB lines of credit. Unpledged liquid securities as of December 31, 2011 mainly consisted of fixed-rate MBS and U.S. agency debentures totaling approximately $62.4 million. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations and does not include them in the basic liquidity computation. The Corporation has continued to issue brokered CDs pursuant to temporary approvals received from the FDIC to renew or roll over certain amounts of brokered CDs through March 31, 2012.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text, in the attached tables to this earnings release, or the Form 8-K related to this document.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program (SCAP), the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Adjusted Pre-Tax, Pre-Provision Income

One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is adjusted pre-tax, pre-provision income. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and other-than-temporary impairments (“OTTI”) of investment securities, fair value adjustments on derivatives and liabilities measured at fair value, equity in earnings or losses of unconsolidated entities as well as certain items identified as unusual, non-recurring or non-operating.

From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of its Corporation’s performance requires consideration also of results that exclude such amounts. These items result from factors originating outside the Corporation such as regulatory actions/assessments, and may result from unusual management decisions, such as the early extinguishment of debt.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread and net interest margin are reported excluding the changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value on a tax equivalent basis. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread and net interest margin on a fully tax equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	December 31,	September 30,	December 31,
(In thousands, except for share information)	2011	2011	2010
ASSETS

Cash and due from banks	$206,897	$612,721	$254,723

Money market investments:
Federal funds sold	2,603	3,823	6,236
Time deposits with other financial institutions	955	855	1,346
Other short-term investments	236,111	182,996	107,978
Total money market investments	239,669	187,674	115,560

Investment securities available for sale, at fair value	1,923,268	1,863,952	2,744,453

Investment securities held to maturity, at amortized cost	-	-	453,387

Other equity securities	37,951	40,667	55,932

Total investment securities	1,961,219	1,904,619	3,253,772

Investment in unconsolidated entities	43,401	41,735	-

Loans, net of allowance for loan and lease losses of $493,917 (September 30, 2011 - $519,687; December 31, 2010 - $553,025)	10,065,475	10,113,455	11,102,411
Loans held for sale, at lower of cost or market	15,822	13,605	300,766
Total loans, net	10,081,297	10,127,060	11,403,177

Premises and equipment, net	194,942	199,079	209,014
Other real estate owned	114,292	109,514	84,897
Accrued interest receivable on loans and investments	49,957	45,471	59,061
Due from customers on acceptances	253	322	1,439
Other assets	235,348	247,377	211,434
Total assets	$13,127,275	$13,475,572	$15,593,077

LIABILITIES

Deposits:
Non-interest-bearing deposits	$705,789	$680,242	$668,052
Interest-bearing deposits	9,201,965	9,977,069	11,391,058
Total deposits	9,907,754	10,657,311	12,059,110

Securities sold under agreements to repurchase	1,000,000	1,000,000	1,400,000
Advances from the Federal Home Loan Bank (FHLB)	367,440	409,440	653,440
Notes payable	23,342	21,114	26,449
Other borrowings	231,959	231,959	231,959
Bank acceptances outstanding	253	322	1,439
Accounts payable and other liabilities	152,383	168,579	162,721
Total liabilities	11,683,131	12,488,725	14,535,118

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,828,174 shares; outstanding 2,521,872 (September 30, 2011 and December 31, 2010 - 2,946,046 shares outstanding); aggregate liquidation value $63,047 (September 30, 2011 and December 31, 2010 - $487,221)	63,047	430,498	425,009

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued 205,794,024 (September 30, 2011 and December 31, 2010 - 21,963,522 shares issued)	20,579	2,196	2,196
Less: Treasury stock (at par value)	(66)	(66)	(66)

Common stock outstanding, 205,134,171 shares outstanding (September 30, 2011 and December 31, 2010 - 21,303,669 shares outstanding)	20,513	2,130	2,130
Additional paid-in capital	884,002	319,528	319,459
Retained earnings	457,384	220,764	293,643
Accumulated other comprehensive income	19,198	13,927	17,718
Total stockholders' equity	1,444,144	986,847	1,057,959
Total liabilities and stockholders' equity	$13,127,275	$13,475,572	$15,593,077

FIRST BANCORP
Condensed Consolidated Statements of Loss

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share information)	2011	2011	2010	2011	2010

Net interest income:
Interest income	$156,752	$158,542	$192,806	$659,615	$832,686
Interest expense	58,209	64,287	80,758	266,103	371,011
Net interest income	98,543	94,255	112,048	393,512	461,675
Provision for loan and lease losses	41,987	46,446	196,347	236,349	634,587
Net interest income (loss) after provision for loan and lease losses	56,556	47,809	(84,299)	157,163	(172,912)

Non-interest income:
Other service charges on loans	2,116	1,485	2,019	6,775	7,224
Service charges on deposit accounts	2,988	3,098	3,125	12,472	13,419
Mortgage banking activities	3,717	3,676	2,501	23,320	13,615
Net (loss) gain on investments and impairments	(1,014)	12,156	(620)	51,825	102,662
Loss on early extinguishment of borrowings	-	(9,012)	-	(10,835)	(47,405)
Equity in earnings (losses) of unconsolidated entities	1,666	(4,357)	-	(4,227)	-
Other non-interest income	5,197	6,918	6,761	28,651	28,388
Total non-interest income	14,670	13,964	13,786	107,981	117,903

Non-interest expenses:
Employees' compensation and benefits	29,254	29,375	28,591	118,475	121,126
Occupancy and equipment	15,603	15,468	15,537	61,924	59,494
Business promotion	3,482	2,509	3,561	12,283	12,332
Professional fees	4,692	5,983	5,863	21,884	21,287
Taxes, other than income taxes	3,442	3,420	3,274	13,395	14,228
Insurance and supervisory fees	13,301	15,041	15,363	57,923	67,274
Net loss on real estate owned (REO) operations	8,602	4,952	7,471	25,025	30,173
Other non-interest expenses	7,450	6,183	7,843	27,145	40,244
Total non-interest expenses	85,826	82,931	87,503	338,054	366,158

Loss before income taxes	(14,600)	(21,158)	(158,016)	(72,910)	(421,167)
Income tax (expense) benefit	(242)	(2,888)	(93,420)	(9,322)	(103,141)

Net loss	$(14,842)	$(24,046)	$(251,436)	$(82,232)	$(524,308)

Net income (loss) attributable to common stockholders - basic	$262,011	$(31,143)	$(269,871)	$173,226	$(122,045)

Net income (loss) attributable to common stockholders - diluted	$263,153	$(31,143)	$(269,871)	$195,763	$(122,045)

Net income (loss) per common share:

Basic	$1.36	$(1.46)	$(12.67)	$2.69	$(10.79)
Diluted	$1.35	$(1.46)	$(12.67)	$2.18	$(10.79)

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 161 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s common shares trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, uncertainty about whether the Corporation will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (“FED”) and the order dated June 2, 2010 (the “Order”) that FirstBank Puerto Rico entered into with the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent and non-performing assets; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to its stockholders in the future due to its inability to receive approval from the FED to receive dividends from FirstBank Puerto Rico; the risk of being subject to possible additional regulatory actions; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in the United States and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenue and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the United States and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States’ financial markets, and the impact such actions may have on the Corporation's business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System, the FDIC, government-sponsored housing agencies and local regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expense; risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; the impact to the Corporation’s results of operations and financial condition associated with acquisitions and dispositions; a need to recognize additional impairments on financial instruments or goodwill relating to acquisitions; risks that further downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to make future borrowings; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices and cost of operations; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except for per share and financial ratios)	Quarter Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2011		2011		2010		2011		2010
Condensed Income Statements:
Total interest income	$156,752		$158,542		$192,806		$659,615		$832,686
Total interest expense	58,209		64,287		80,758		266,103		371,011
Net interest income	98,543		94,255		112,048		393,512		461,675
Provision for loan and lease losses	41,987		46,446		196,347		236,349		634,587
Non-interest income	14,670		13,964		13,786		107,981		117,903
Non-interest expenses	85,826		82,931		87,503		338,054		366,158
Loss before income taxes	(14,600)		(21,158)		(158,016)		(72,910)		(421,167)
Income tax expense	(242)		(2,888)		(93,420)		(9,322)		(103,141)
Net loss	(14,842)		(24,046)		(251,436)		(82,232)		(524,308)
Net income (loss) attributable to common stockholders - basic	262,011		(31,143)		(269,871)		173,226		(122,045)
Net income (loss) attributable to common stockholders - diluted	263,153		(31,143)		(269,871)		195,763		(122,045)

Per Common Share Results:
Net earnings (loss) per share basic	$1.36		$(1.46)		$(12.67)		$2.69		$(10.79)
Net earnings (loss) per share diluted	$1.35		$(1.46)		$(12.67)		$2.18		$(10.79)
Cash dividends declared	$-		$-		$-		$-		$-
Average shares outstanding	192,546		21,303		21,303		64,466		11,310
Average shares outstanding diluted	194,741		21,303		21,303		89,658		11,310
Book value per common share	$6.73		$26.12		$29.71		$6.73		$29.71
Tangible book value per common share (1)	$6.54		$24.22		$27.73		$6.54		$27.73

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	(0.43)		(0.69)		(6.16)		(0.57)		(2.93)
Interest Rate Spread (2)	2.73		2.61		2.60		2.59		2.48
Net Interest Margin (2)	3.03		2.86		2.88		2.86		2.77
Return on Average Total Equity	(4.16)		(9.46)		(76.41)		(7.31)		(36.23)
Return on Average Common Equity	(4.77)		(21.33)		(120.42)		(13.38)		(80.07)
Average Total Equity to Average Total Assets	10.45		7.31		8.06		7.83		8.10
Tangible common equity ratio (1)	10.25		3.84		3.80		10.25		3.80
Dividend payout ratio	-		-		-		-		-
Efficiency ratio (3)	75.81		76.63		69.54		67.41		63.18

Asset Quality:
Allowance for loan and lease losses to loans held for investment	4.68		4.89		4.74		4.68		4.74
Net charge-offs (annualized) to average loans	2.55		2.50		8.27	(4)	2.68		4.76
Provision for loan and lease losses to net charge-offs	61.97		68.67		77.96	(5)	79.99		104.08
Non-performing assets to total assets	10.19	(6)	10.22	(6)	10.02	(6)	10.19	(6)	10.02
Non-performing loans held for investment to total loans held for investment	10.78		11.13		10.63		10.78		10.63
Allowance to total non-performing loans held for investment	43.39		43.90		44.64		43.39		44.64
Allowance to total non-performing loans held for investment excluding residential real estate loans	61.73		63.44		65.30		61.73		65.30

Other Information:
Common Stock Price: End of period	$3.49		$2.80		$6.90		$3.49		$6.90

1- Non-GAAP measure. See page 18 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis. See page 6 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

4- Net charge-offs to average loans, excluding impact associated with loans transferred to held for sale, were 2.96% and 3.60% for the quarter and year ended December 31, 2010, respectively.

5- Provision for loan and lease losses to net charge-offs excluding the impact of loans transferred to held for sale was 107.63% and 119.57% for the quarter and year ended December 31, 2010, respectively.

6- Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale, was 10.15%, 10.19% and 9.03% as of December 31, 2011, September 30, 2011 and December 31, 2010, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Quarter ended	2011	2011	2010	2011	2011	2010	2011	2011	2010

Interest-earning assets:
Money market & other short-term investments	$733,072	$482,057	$568,407	$522	$325	$478	0.28%	0.27%	0.33%
Government obligations (2)	960,234	1,273,109	1,404,304	3,943	4,646	7,466	1.63%	1.45%	2.11%
Mortgage-backed securities	931,008	988,900	1,827,339	7,804	8,771	18,096	3.33%	3.52%	3.93%
Corporate bonds	2,000	2,000	2,000	29	29	29	5.75%	5.75%	5.75%
FHLB stock	38,227	40,265	60,105	324	396	836	3.36%	3.90%	5.52%
Equity securities	1,377	1,377	1,377	-	-	-	0.00%	0.00%	0.00%
Total investments (3)	2,665,918	2,787,708	3,863,532	12,622	14,167	26,905	1.88%	2.02%	2.76%
Residential mortgage loans	2,805,567	2,825,394	3,397,444	38,665	38,822	49,456	5.47%	5.45%	5.78%
Construction loans	474,647	526,383	1,099,244	2,963	3,418	7,348	2.48%	2.58%	2.65%
C&I and commercial mortgage loans	5,791,380	5,887,610	5,953,586	59,966	60,332	64,298	4.11%	4.07%	4.28%
Finance leases	249,394	258,139	286,572	5,230	5,385	5,913	8.32%	8.28%	8.19%
Consumer loans	1,316,535	1,334,900	1,448,665	38,516	38,893	42,477	11.61%	11.56%	11.63%
Total loans (4) (5)	10,637,523	10,832,426	12,185,511	145,340	146,850	169,492	5.42%	5.38%	5.52%
Total interest-earning assets	$13,303,441	$13,620,134	$16,049,043	$157,962	$161,017	$196,397	4.71%	4.69%	4.86%

Interest-bearing liabilities:
Brokered CDs	$4,104,884	$4,887,851	$6,429,232	$22,726	$26,286	$35,661	2.20%	2.13%	2.20%
Other interest-bearing deposits	5,505,317	5,308,927	5,171,779	19,276	19,855	22,319	1.39%	1.48%	1.71%
Loans payable	-	-	-	-	-	-	0.00%	0.00%	0.00%
Other borrowed funds	1,253,921	1,336,508	1,660,662	10,639	12,750	15,388	3.37%	3.78%	3.68%
FHLB advances	391,603	411,168	775,103	3,576	3,795	6,577	3.62%	3.66%	3.37%
Total interest-bearing liabilities (6)	$11,255,725	$11,944,454	$14,036,776	$56,217	$62,686	$79,945	1.98%	2.08%	2.26%
Net interest income				$101,745	$98,331	$116,452
Interest rate spread							2.73%	2.61%	2.60%
Net interest margin							3.03%	2.86%	2.88%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate (30% for the Corporation's subsidiaries other than IBEs and 25% for the Corporation's IBEs in 2011; 40.95% for the Corporation's subsidiaries other than IBEs and 35.95% for the Corporation's IBEs in 2010) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $2.6 million, $2.5 million and $2.6 million for the quarters ended December 31, 2011, September 30, 2011 and December 31, 2010, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 – Year to Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Year Ended	2011	2010	2011	2010	2011	2010

Interest-earning assets:
Money market & other short-term investments	$567,548	$778,412	$1,556	$2,049	0.27%	0.26%
Government obligations (2)	1,350,505	1,368,368	20,992	32,466	1.55%	2.37%
Mortgage-backed securities	1,181,183	2,658,279	44,140	121,587	3.74%	4.57%
Corporate bonds	2,000	2,000	116	116	5.80%	5.80%
FHLB stock	43,676	65,297	1,885	2,894	4.32%	4.43%
Equity securities	1,377	1,481	1	15	0.07%	1.01%
Total investments (3)	3,146,289	4,873,837	68,690	159,127	2.18%	3.26%
Residential mortgage loans	2,944,367	3,488,037	165,502	207,700	5.62%	5.95%
Construction loans	616,980	1,315,794	17,026	33,329	2.76%	2.53%
C&I and commercial mortgage loans	5,849,444	6,190,959	237,410	262,940	4.06%	4.25%
Finance leases	263,403	299,869	21,879	24,416	8.31%	8.14%
Consumer loans	1,357,381	1,506,448	157,451	174,846	11.60%	11.61%
Total loans (4) (5)	11,031,575	12,801,107	599,268	703,231	5.43%	5.49%
Total interest-earning assets	$14,177,864	$17,674,944	$667,958	$862,358	4.71%	4.88%

Interest-bearing liabilities:
Brokered CDs	$5,134,699	$7,002,343	$111,477	$160,628	2.17%	2.29%
Other interest-bearing deposits	5,307,051	4,934,302	80,249	88,086	1.51%	1.79%
Loans payable	-	299,589	-	3,442	0.00%	1.15%
Other borrowed funds	1,459,476	2,436,091	53,873	91,386	3.69%	3.75%
FHLB advances	467,522	888,298	16,336	29,037	3.49%	3.27%
Total interest-bearing liabilities (6)	$12,368,748	$15,560,623	$261,935	$372,579	2.12%	2.39%
Net interest income			$406,023	$489,779
Interest rate spread					2.59%	2.49%
Net interest margin					2.86%	2.77%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate (30% for the Corporation's subsidiaries other than IBEs and 25% for the Corporation's IBEs in 2011; 40.95% for the Corporation's subsidiaries other than IBEs and 35.95% for the Corporation's IBEs in 2010) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $9.8 million and $10.7 million for the years ended December 31, 2011 and 2010, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 4 – Non-Interest Income

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2011	2011	2010	2011	2010

Other service charges on loans	$2,116	$1,485	$2,019	$6,775	$7,224
Service charges on deposit accounts	2,988	3,098	3,125	12,472	13,419
Mortgage banking activities	3,717	3,676	2,501	23,320	13,615
Insurance income	1,002	1,058	1,673	4,456	7,752
Broker-dealer income	381	173	121	1,385	2,176
Other operating income	3,814	5,687	4,967	22,810	18,460

Non-interest income before net gain on investments, loss on early extinguishment of borrowings and equity in losses of unconsolidated entities	14,018	15,177	14,406	71,218	62,646

Proceeds from securities litigation settlement	-	-	-	679	-
Gain on VISA shares	-	-	-	-	10,668
Net gain on sale of investments	-	12,506	(38)	53,117	93,179
OTTI on equity securities	-	-	-	-	(603)
OTTI on debt securities	(1,014)	(350)	(582)	(1,971)	(582)
Net gain on investments	(1,014)	12,156	(620)	51,825	102,662

Loss on early extinguishment of borrowings	-	(9,012)	-	(10,835)	(47,405)

Equity in earnings (losses) of unconsolidated entities	1,666	(4,357)	-	(4,227)	-
	$14,670	$13,964	$13,786	$107,981	$117,903

Table 5 – Non-Interest Expenses

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2011	2011	2010	2011	2010

Employees' compensation and benefits	$29,254	$29,375	$28,591	$118,475	$121,126
Occupancy and equipment	15,603	15,468	15,537	61,924	59,494
Deposit insurance premium	12,411	13,602	13,568	53,603	60,292
Other taxes, insurance and supervisory fees	4,332	4,859	5,069	17,715	21,210
Professional fees	4,692	5,983	5,863	21,884	21,287
Servicing and processing fees	2,454	2,329	2,233	9,145	8,984
Business promotion	3,482	2,509	3,561	12,283	12,332
Communications	1,724	1,651	1,977	7,117	7,979
Net loss on REO operations	8,602	4,952	7,471	25,025	30,173
Other	3,272	2,203	3,633	10,883	23,281
Total	$85,826	$82,931	$87,503	$338,054	$366,158

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	December 31,	September 30,	December 31,
	2011	2011	2010
Balance Sheet Data:
Loans, including loans held for sale	$10,575,214	$10,646,747	$11,956,202
Allowance for loan and lease losses	493,917	519,687	553,025
Money market and investment securities	2,200,888	2,092,293	3,369,332
Intangible assets	39,787	40,375	42,141
Deferred tax asset, net	5,442	5,451	9,269
Total assets	13,127,275	13,475,572	15,593,077
Deposits	9,907,754	10,657,311	12,059,110
Borrowings	1,622,741	1,662,513	2,311,848
Total preferred equity	63,047	430,498	425,009
Total common equity	1,361,899	542,422	615,232
Accumulated other comprehensive income, net of tax	19,198	13,927	17,718
Total equity	1,444,144	986,847	1,057,959

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period end.

(In thousands)	As of
	December 31,	September 30,	December 31,
	2011	2011	2010

Residential mortgage loans	$2,873,785	$2,873,966	$3,417,417

Commercial loans:
Construction loans	427,863	473,812	700,579
Commercial mortgage loans	1,565,411	1,584,787	1,670,161
Commercial and Industrial loans	3,856,695	3,844,690	3,861,545
Loans to local financial institutions collateralized by real estate mortgages	273,821	278,484	290,219
Commercial loans	6,123,790	6,181,773	6,522,504

Finance leases	247,003	254,515	282,904

Consumer loans	1,314,814	1,322,888	1,432,611
Loans receivable	10,559,392	10,633,142	11,655,436
Loans held for sale	15,822	13,605	300,766
Total loans	$10,575,214	$10,646,747	$11,956,202

Table 8 – Loan Portfolio by Geography

(In thousands)	As of December 31, 2011
	Puerto Rico	Virgin Islands	Florida	Consolidated

Residential mortgage loans	$2,179,690	$405,730	$288,365	$2,873,785

Commercial loans:
Construction loans	258,785	145,519	23,559	427,863
Commercial mortgage loans	1,066,571	65,075	433,765	1,565,411
Commercial and Industrial loans	3,579,784	232,116	44,795	3,856,695
Loans to a local financial institution collateralized by real estate mortgages	273,821	-	-	273,821
Commercial loans	5,178,961	442,710	502,119	6,123,790

Finance leases	247,003	-	-	247,003

Consumer loans	1,226,277	57,369	31,168	1,314,814
Loans receivable	8,831,931	905,809	821,652	10,559,392

Loans held for sale	12,955	2,867	-	15,822
Total loans	$8,844,886	$908,676	$821,652	$10,575,214

Table 9 – Non-Performing Assets

(Dollars in thousands)	December 31,	September 30,	December 31,
	2011	2011	2010
Non-performing loans held for investment:
Residential mortgage	$338,208	$364,561	$392,134
Commercial mortgage	240,414	188,326	217,165
Commercial and Industrial	270,171	315,360	317,243
Construction	250,022	270,411	263,056
Consumer and Finance leases	39,547	45,031	49,391
Total non-performing loans held for investment	1,138,362	1,183,689	1,238,989

REO	114,292	109,514	84,897
Other repossessed property	15,392	14,397	14,023
Other Assets (1)	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,332,589	$1,372,143	$1,402,452

Non-performing loans held for sale	4,764	5,107	159,321
Total non-performing assets, including loans held for sale	$1,337,353	$1,377,250	$1,561,773

Past due loans 90 days and still accruing	$130,816	$156,775	$144,114
Allowance for loan and lease losses	493,917	$519,687	$553,025
Allowance to total non-performing loans held for investment	43.39%	43.90%	44.64%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	61.73%	63.44%	65.30%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Table 10 – Non-Performing Assets by Geography

(Dollars in thousands)	December 31,	September 30,	December 31,
	2011	2011	2010
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$297,595	$308,998	$330,737
Commercial mortgage	170,949	140,984	177,617
Commercial and Industrial	261,189	306,723	307,608
Construction	137,478	157,194	196,948
Finance leases	3,485	3,879	3,935
Consumer	34,888	39,828	43,241
Total non-performing loans held for investment	905,584	957,606	1,060,086

REO	85,788	84,417	67,488
Other repossessed property	15,283	14,209	13,839
Investment securities	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,071,198	$1,120,775	$1,205,956
Non-performing loans held for sale	4,764	5,107	159,321
Total non-performing assets, including loans held for sale	$1,075,962	$1,125,882	$1,365,277
Past due loans 90 days and still accruing	$118,888	$135,347	$142,756

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$11,470	$14,403	$9,655
Commercial mortgage	12,851	5,218	7,868
Commercial and Industrial	7,276	6,114	6,078
Construction	110,594	110,007	16,473
Consumer	518	442	927
Total non-performing loans held for investment	142,709	136,184	41,001

REO	7,200	6,499	2,899
Other repossessed property	67	136	108
Total non-performing assets, excluding loans held for sale	$149,976	$142,819	$44,008
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$149,976	$142,819	$44,008
Past due loans 90 days and still accruing	$11,204	$15,018	$1,358

Florida:
Non-performing loans held for investment:
Residential mortgage	$29,143	$41,160	$51,742
Commercial mortgage	56,614	42,124	31,680
Commercial and Industrial	1,706	2,523	3,557
Construction	1,950	3,210	49,635
Consumer	656	882	1,288
Total non-performing loans held for investment	90,069	89,899	137,902

REO	21,304	18,598	14,510
Other repossessed property	42	52	76
Total non-performing assets, excluding loans held for sale	$111,415	$108,549	$152,488
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$111,415	$108,549	$152,488
Past due loans 90 days and still accruing	$724	$6,410	$-

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended				Year Ended
(Dollars in thousands)	December 31,	September 30,	December 31,		December 31,	December 31,
	2011	2011	2010		2011	2010

Allowance for loan and lease losses, beginning of period	$519,687	$540,878	$608,526		$553,025	$528,120
Provision (recovery) for loan and lease losses:
Residential mortgage	8,423	17,744	13,876		45,339	93,883
Commercial mortgage	21,746	13,324	40,642	(1)	54,513	119,815	(1)
Commercial and Industrial	5,302	10,437	2,011	(2)	78,711	68,336	(2)
Construction	(1,096)	(2,547)	125,361	(3)	40,174	300,997	(3)
Consumer and finance leases	7,612	7,488	14,457		17,612	51,556
Total provision for loan and lease losses	41,987	46,446	196,347		236,349	634,587
Loans net charge-offs:
Residential mortgage	(9,077)	(15,816)	(18,644)		(38,991)	(62,718)
Commercial mortgage	(13,555)	(3,309)	(32,829)	(4)	(51,118)	(81,420)	(4)
Commercial and Industrial	(17,285)	(22,526)	(28,752)	(5)	(66,862)	(98,473)	(5)
Construction	(19,492)	(16,823)	(158,311)	(6)	(100,760)	(313,153)	(6)
Consumer and finance leases	(8,348)	(9,163)	(13,312)		(37,726)	(53,918)
Net charge-offs	(67,757)	(67,637)	(251,848)		(295,457)	(609,682)
Allowance for loan and lease losses, end of period	$493,917	$519,687	$553,025		$493,917	$553,025

Allowance for loan and lease losses to period end total loans held for investment	4.68%	4.89%	4.74%		4.68%	4.74%
Net charge-offs (annualized) to average loans outstanding during the period	2.55%	2.50%	8.27%		2.68%	4.76%
Net charge-offs (annualized), excluding charge-offs related to loans transferred to held for sale, to average loans outstanding during the period	2.55%	2.50%	2.96%		2.68%	3.60%
Provision for loan and lease losses to net charge-offs during the period	0.62x	0.69x	0.78x		0.80x	1.04x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of loans transferred to held for sale	0.62x	0.69x	1.08x		0.80x	1.20x

(1) Includes provision of $11.3 million associated with loans transferred to held for sale.
(2) Includes provision of $8.6 million associated with loans transferred to held for sale.
(3) Includes provision of $83.0 million associated with loans transferred to held for sale.
(4) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale.
(5) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale.
(6) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale.

Table 12 – Net Charge-Offs to Average Loans

	Year ended
	December 31,	December 31,		December 31,	December 31,	December 31,
	2011	2010		2009	2008	2007

Residential mortgage	1.32%	1.80%	(1)	0.82%	0.19%	0.03%

Commercial mortgage	3.21%	5.02%	(2)	1.64%	0.27%	0.10%

Commercial and Industrial	1.57%	2.16%	(3)	0.72%	0.59%	0.26%

Construction	16.33%	23.80%	(4)	11.54%	0.52%	0.26%

Consumer and finance leases	2.33%	2.98%		3.05%	3.19%	3.48%

Total loans	2.68%	4.76%	(5)	2.48%	0.87%	0.79%

(1) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(2) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.38%.
(3) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 1.98%.

(4) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 18.93%.

(5) Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.60%.

CONTACT:
First BanCorp
Orlando Berges, 787-729-8018
Executive Vice President and
Chief Financial Officer
orlando.berges@firstbankpr.com